PRESS RELEASE
                                                          Comcast
[Comcast LOGO]                                            1500 Market Street
                                                          Philadelphia, PA 19102
                                                          www.comcast.com
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Press Contacts
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D'Arcy Rudnay                                                    (215) 981-8582
Tim Fitzpatrick                                                  (215) 981-8515


                  JOSEPH J. COLLINS ELECTED DIRECTOR OF COMCAST

PHILADELPHIA (October 19, 2004) - Comcast Corporation (Nasdaq: CMCSA, CMCSK) announced today that Joseph J. Collins has been elected an independent director of Comcast Corporation by its board of directors.

Brian L. Roberts, Chairman and CEO of Comcast said, "I'm pleased that Joe has accepted a position on our board. He has vast experience and a very distinguished record of service in our industry, including his tenure as Chairman of the NCTA. Joe brings a thorough and broad understanding of the cable business and will be a tremendous addition to our Company."

Mr. Collins currently serves as the Chairman of Aegis, LLC. He retired from Time Warner where he served as the Chairman and CEO of AOL Time Warner Interactive Video, a position he assumed in 2001. From 1989 to 2001, he served as the Chairman and CEO of Time Warner Cable.

Mr. Collins began his cable industry career with American Television and Communications Corporation (ATC) in 1972 as Marketing Director for the company's properties in Orlando. He assumed a series of executive positions with the company, and was named President in 1982. He was named President of Home Box Office, Inc., in 1984. In 1988, Mr. Collins was named Chairman and CEO of ATC, which merged with Time Warner Cable in 1992.

Mr. Collins earned his A.B. from Brown University in 1966 and earned his M.B.A. from the Harvard Graduate School of Business Administration in 1972. He is a recipient of the National Cable and Telecommunications Association's Distinguished Vanguard Award for Leadership in recognition of his contributions to the cable industry. He also received the President's Award and Grand TAM Award for excellence in cable marketing from the Cable and Telecommunications Association for Marketing.

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About Comcast
Comcast Corporation (www.comcast.com) is principally involved in the development, management and operation of broadband cable networks, and in the provision of programming content. The Company is the largest provider of cable and broadband services in the United States, serving more than 21 million cable television customers and more than 6 million high-speed Internet customers. The Company's content businesses include majority ownership of Comcast Spectacor, Comcast SportsNet, E! Entertainment Television, Style Network, G4techTV, The Golf Channel, International Channel and Outdoor Life Network. Comcast Class A common stock and Class A Special common stock trade on The Nasdaq Stock Market under the symbols CMCSA and CMCSK, respectively.

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